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                                                                    Exhibit 5.1

                               Hunton & Williams
                             951 East Byrd Street
                         Riverfront Plaza, East Tower
                              Richmond, VA 23219

                                March 24, 2000

Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina 28697

                      Registration Statement on Form S-3
                 Relating to 2,500,000 Shares of Common Stock

Ladies and Gentlemen:

  We have acted as counsel to Lowe's Companies, Inc., a North Carolina corporation (the "Company"), in connection with the registration by the Company of an aggregate of 2,500,000 of its shares of common stock, par value $.50 per share (the "Common Stock"), as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Company pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.

  In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

  Based upon the foregoing, we are of the opinion that:

    1. the Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina; and

    2. the Common Stock has been duly authorized and, upon the issuance and sale of the Common Stock in accordance with the prospectus contained in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Hunton & Williams